Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Kraton Corporation:

We consent to the use of our reports dated February 28, 2017, with respect to the consolidated balance sheets of Kraton Corporation as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes and financial statement schedules (collectively, "the consolidated financial statements") and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.
Our audit report dated February 28, 2017 on internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, Arizona Chemical’s internal control over financial reporting associated with total assets of $1,779.4 million and total revenue of $719.4 million included in the consolidated financial statements of Kraton Corporation and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Kraton Corporation also excluded an evaluation of the internal control over financial reporting of Arizona Chemical.
(Signed) KPMG LLP
Houston, Texas
February 20, 2018